EXHIBIT 10.3(a)
OILGEAR VARIABLE COMPENSATION PROGRAM
For Corporate Officers and Key Employees
1) PURPOSE
     The Plan is intended to provide variable compensation for corporate officers and other key employees of the Company based on the profitability of the Company and the Company’s return on equity. In particular, the plan has been designed to respond to increasing market pressures to provide competitive compensation packages to officers and key employees.
2) ELIGIBILITY
     Participation shall be limited to corporate officers and selected key employees. The number of units assigned to each corporate officer will be established by the Compensation Committee of the Board of Directors at the beginning of each year and will be determined by an evaluation of each individual’s responsibility, ability, experience, past performance and other factors. In a similar manner, the number of units assigned to selected key employees will be established by corporate management.
3) INCENTIVE BONUS CALCULATION
     a) Participants in the Oilgear Variable Compensation Program for corporate officers and key employees will receive incentive payments which will not exceed 40% of the total compensation of all the participants. In the event that the total payout calculated as below shall exceed this amount, then each participant’s bonus shall be reduced pro rata.
     b) No incentive payment shall be made unless the Corporation’s net income shall exceed the lesser of $1,000,000 or 4% of shareholders’ equity. For the purposes of this plan, the term shareholders’ equity shall be the amount at the beginning of the year and shall include any amount shown as the minimum pension liability adjustment on the company’s statement of shareholders’ equity.
     c) The basic value of each bonus unit is equal to a defined percentage of available corporate net income.
     i) Available corporate net income is defined as net income, excluding any net gain arising from the sale of the Leeds facility, reduced by a carve out amount which is 4% of shareholders’ equity minus the remainder of the percent return on shareholders’ equity minus 4%, multiplied by shareholders’ equity. ( If return on shareholders’ equity is 8% or greater, the carveout is zero)
     ii) The defined percentage is as follows: .15% if the return on shareholders’ equity is under 8%; .15% plus an additional .005% for each 1% that the return on shareholders’ equity exceeds 7% if the return on equity is between 8% and 23%; and the return on equity divided by 100 if return on equity exceeds 23%.
     d) The basic value of a bonus unit may be increased by up to 50% based on an individual or a group’s performance against specific financial targets which are set in selected key result areas. The targets may vary by group and are changed as appropriate. Each target is worth 0 to 50 points. If a target is achieved it is worth 50 points but if only a part of the target is achieved it is worth the result of 50 points multiplied by the percentage achieved. The total points from all target goals are averaged and become the percentage used to increase the basic bonus. Key result areas may include operating margins, return on assets, inventory turnover, revenue growth and other goals.
4) TERMINATION
     If a participant’s employment terminates during the year, the amount of incentive payment, if any, shall be determined by the Compensation Committee of the Board of Directors. A participant’s bonus becomes vested on December 31 of each year and will not be affected by termination after the completion of the year.
5) PAYMENT OF BONUS
     a) The Company, at the discretion of corporate management, may make quarterly payments of up to 75% of the bonus accrued, based on unaudited financial statements.
     b) Final payment of the full incentive will be made within 75 days after the end of each year, but not before the Corporate audit is complete.